EXHIBIT 99.1

AMENDMENT

AMENDMENT dated this 19th day of December, 2019 to the stock purchase agreement (the “Purchase Agreement”) dated as of the July17, 2019, by and between PreCheck Health Services, Inc., a Florida corporation (“Purchaser”), and Justin Anderson and Stacey Anderson (“Sellers”)

W I T N E S S E T H:

WHEREAS, the Purchaser and Sellers entered into the Purchase Agreement pursuant to which the Purchaser agreed to purchase, and the Sellers agreed to sell, all of the outstanding capital stock of JAS and CPD; and

WHEREAS, the Purchaser and Sellers desire to amend the Purchase Agreement to provide for the purchase, contemporaneously with the execution of this Agreement, of all of the capital stock of JAS (the “JAS Stock”) on the terms set forth in this Amendment; and

WHEREAS, terms defined in the Purchase Agreement shall have the same meanings in this Amendment as in the Purchase Agreement;

WHEREFORE, the parties agree as follows.

1. Contemporaneously with the execution of this Amendment, Sellers will transfer to the Purchaser all of the issued and outstanding capital stock of JAS for a purchase price consisting of (a) $250,000, (b) 3,500,000 shares of Common Stock and (c) the Purchaser’s 8% promissory note due December 31, 2020 in the principal amount of $250,000 (the “Note”).

2. Payment of the Purchaser’s obligations under the Note will be secured by a pledge of the JAS Stock pursuant to a pledge agreement dated the date of this Agreement among Purchaser, Sellers and the holders (the “Noteholders”) of Purchaser’s 8% Notes due December 31, 2020 in the principal amount of $270,000, notes issued for loans to provide Purchaser with funds to make the cash payment to Sellers. The security interest in the JAS Stock will be for the benefit of the Noteholders and the Sellers on a pari passu basis, based on the respective principal amounts of their respective notes.

3. Sellers represent and warrant to Purchaser, that:

(a) The representations and warranties of Sellers in Section 2 of the Purchase Agreement to the extent that they relate to JAS are true and correct on the date of this Amendment with the same force and effect as if made on the date of this Amendment; provided, that Sellers shall have provided Purchaser with updated schedules to the extent necessary so that the representations and warranties are correct as of the date of this Amendment.

(b) The references to March 31, 2019 shall be changed to September 30, 2019 with respect to representations and warranties relating to JAS and financial statements of JAS.

(c) No Material Adverse Change relating to JAS has occurred since the date of the Purchase Agreement.

4. For the avoidance of doubt, the provisions of Sections 4(c), 4(d), 4(e) and 4(f) and Sections 5, 7 and 8 of the Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Signature
PRECHECK HEALTH SERVICES, INC.

By:	/s/ Douglas W. Samuelson
Douglas W. Samuelson, CFO

/s/ Justin Anderson
Justin Anderson

/s/ Stacey Anderson
Stacey Anderson